EXHIBIT 10.1
     THIS FUTURE TRANSACTION FEE AGREEMENT is dated as of May 11, 2006 (this “Agreement”) and is between HealthMarkets, Inc., a Delaware corporation (“HealthMarkets” or the “Company”) and Blackstone Management Partners IV L.L.C. (the “Advisor”).
RECITALS
     WHEREAS, the Advisor has expertise in the areas of finance, strategy, investment, acquisitions and other matters relevant to the Company and its business.
     WHEREAS, the Advisor is willing to use its expertise to provide substantial financial and structural analysis, due diligence investigations, corporate strategy, and other advice and assistance in connection with the certain future transactions the Company may consider and engage in from time to time.
     WHEREAS, the Company desires to avail itself and its subsidiaries of the Advisor’s expertise in providing financial and structural analysis, due diligence investigations, corporate strategy, and other advice and assistance, which the Company believes will be beneficial to it and its subsidiaries, and the Advisor wishes to provide the services to the Company as set forth in this Agreement in consideration of the payment of the fees described below.
     NOW, THEREFORE, in consideration of the premises and agreements contained herein and of other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:
AGREEMENT
     SECTION 1. Services.
     (a) The Advisor agrees to be prepared and available to provide to the Company, to the extent appropriate and reasonably requested by the Company, by and through itself, its affiliates and/or such respective officers, employees, representatives and third parties (collectively hereinafter referred to as the “Advisor Designees”) as the Advisor in its sole discretion may designate from time to time, financial and strategic advisory services (“Services”) in relation to actual and potential Future Transactions (as defined below), including, without limitation, (a) financial and structural analysis, due diligence investigations, corporate strategy, and other advice and assistance, (b) advice regarding the structure, terms, conditions and other provisions, distribution and timing of debt and equity offerings and advice regarding relationships with the Company’s and its subsidiaries’ lenders and bankers, (c) advice regarding the Company’s acquisition strategy, and (d) such other advice directly related or ancillary to the above financial advisory services as may be reasonably requested by the Company; provided that if the Investor Group (as defined in the Stockholders Agreement) affiliated with the Advisor holds 5% or less of the outstanding shares of common stock of HealthMarkets, the Advisor will not be obligated to be prepared and available to provide any Services. “Stockholders Agreement” means the Stockholders Agreement, dated as of April 5, 2006, by and among the Company and the stockholders named therein.

     (b) It is expressly agreed that the Services to be performed under this Agreement will not include any investment banking or other financial advisory services which may be provided by any affiliate of the Advisor in connection with any actual or potential acquisition, divestiture, financing, refinancing, recapitalization or other transaction involving the Company or any of its subsidiaries.
     SECTION 2. Fees.
     (a) In consideration for the Advisor being prepared and available to provide Services (but regardless of whether the Company elects to avail itself of such preparedness and availability), in connection with any acquisition, divestiture, sale of all or part of the business, business combination, financing, refinancing, recapitalization or similar transaction by the Company or any of its subsidiaries (any such transaction, a “Future Transaction”), the Advisor or any Advisor Designee designated by the Advisor from time to time shall be entitled to receive upon consummation of (i) any such acquisition, disposition, sale, business combination, a fee equal to (x) 0.6193% of the aggregate enterprise value of the acquired, divested, sold or combined, financed, refinanced or recapitalized entity (calculated, on a consolidated basis for such entity, as the sum of (1) the market value of its common equity (or the fair market value thereof if not publicly traded), (2) the value of its preferred stock (at liquidation value), (3) the book value of its minority interests and (4) its aggregate long- and short-term debt, less its unrestricted cash), or (y) if such transaction is structured as an asset purchase or sale, 0.6193% of the consideration paid for or received in respect of the assets acquired, disposed of or combined with plus liabilities assumed and (ii) any such financing, refinancing or recapitalization, a fee equal to 0.6193% of the aggregate value of the securities subject to such financing, refinancing or recapitalization (in each such case as described in (i) and (ii), the “Contingent Fee”). Under no circumstance shall the aggregate Contingent Fees paid pursuant to the Contingent Fee Agreements (as defined below) be less than the aggregate fees paid to all third party advisors in connection with such acquisition, divestiture, sale, business combination, financing, refinancing, recapitalization or similar transaction. “Contingent Fee Agreements” means this Agreement and any similar future transaction fee agreements entered into by the Company approximately concurrently with the execution of this Agreement.
     (b) Timing and Method of Payments. Each Contingent Fee shall become due and payable upon the earlier of the execution of any agreement or commitment with respect to the relevant Future Transaction or the consummation thereof, and shall be paid promptly upon consummation of the relevant Future Transaction. All amounts paid by the Company to the Advisor or its Advisor Designee pursuant to this Section 2 shall be made by wire transfer in same-day funds on the date of the consummation of the relevant Future Transaction to the respective bank accounts designated by the Advisor or its Advisor Designee, and shall not be refundable under any circumstances.
     SECTION 3. Reimbursements.
     In addition to the fees payable pursuant to this Agreement, from time to time as proper invoices are presented, the Company will pay directly or reimburse the Advisor and each of its Advisor Designees for their respective Out-of-Pocket Expenses (as defined below). For the purposes of this Agreement, the term “Out-of-Pocket Expenses” means the out-of-pocket costs and expenses incurred by an Advisor or its Advisor Designees in connection with the Services provided under this Agreement, including, without limitation, (a) fees and disbursements of any independent professionals and organizations, including independent accountants, financial advisor, outside legal counsel, advisor or consultants, retained by the Advisor or any of its Advisor Designees, (b) costs of any outside services or independent contractors such as couriers, business publications, on-line financial services or similar services, retained or used by the Advisor or any of its Advisor Designees, and (c) transportation, per diem costs, word processing expenses or any similar expense not associated with the Advisor or its Advisor Designees’ ordinary operations. All payments or reimbursements for Out-of-Pocket Expenses will be made by wire transfer in same-day funds to the bank accounts designated by the Advisor or its Advisor Designee (if such Out-of-Pocket Expenses were incurred by the Advisor or its Advisor Designees) promptly upon or as soon as practicable following request for payment or reimbursement in accordance with this Agreement, or at the Advisor’s election to the account indicated to the Company by the relevant payee.
     SECTION 4. Indemnification.
     (a) The Company will indemnify and hold harmless, to the full extent permitted by law, the Advisor, its Advisor Designees and their respective partners (both general and limited), members (both managing and otherwise), stockholders, officers, directors, advisory directors, managing directors, employees, agents, representatives and affiliates (as the term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as in effect on the date hereof) (other than the Company and its subsidiaries) (and partners (both general and limited), members (both managing and otherwise), stockholders, officers, directors, advisory directors, managing directors, employees, agents, representatives and controlling persons thereof) (each such person being an “Indemnified Party”) against any and all losses, claims, damages and liabilities, including in connection with seeking indemnification, whether joint or several (the “Liabilities”), related to, arising out of or in connection with the Services under this Agreement or the engagement of the Advisor or its Advisor Designees pursuant to and the performance by the Advisor and its Advisor Designees of the Services under this Agreement, whether or not pending or threatened, whether or not an Indemnified Party is a party, whether or not resulting in any liability and whether or not such action, claim, suit, investigation or proceeding is initiated or brought by the Company. The Company will reimburse any Indemnified Party for all reasonable costs and expenses (including without limitation reasonable attorneys’ fees and any and all expenses incurred investigating, preparing or defending against any litigation, commenced or threatened, or any claim, and any and all amounts paid in any settlement of any such claim or litigation) as they are incurred in connection with investigating, preparing, pursuing, defending or assisting in the defense of any action, claim, suit, investigation or proceeding for which the Indemnified Party would be entitled to indemnification under the terms of the previous sentence, or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto. The Company will not be liable under the foregoing indemnification provision with respect to any particular loss, claim, damage, liability, cost or expense of an Indemnified Party to the extent that such is determined by a court, in a final judgment from which no further appeal may be taken, to have resulted primarily from the gross negligence or willful misconduct of such Indemnified Party. The attorneys’ fees and other expenses of an Indemnified Party shall be paid by the Company as they are incurred upon receipt, in each case, of an undertaking by or on behalf of the Indemnified Party to repay such amounts if it is finally judicially determined that the Liabilities in question resulted primarily from the gross negligence or willful misconduct of such Indemnified Party. Such indemnification obligation shall be in addition to any liability that the Company may otherwise have to any other such Indemnified Party. The provisions of this Section 4 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and its respective successors, heirs and representatives.
     (b) If such indemnification is for any reason not available or insufficient to hold an Indemnified Party harmless, the Company agrees to contribute to the Liabilities involved in such proportion as is appropriate to reflect the relative benefits received (or anticipated to be received) by the Company, on the one hand, and by the Advisor or Advisor Designee, on the other hand, with respect to the Services or, if such allocation is determined by a court or arbitral tribunal to be unavailable, in such proportion as is appropriate to reflect other equitable considerations such as the relative fault of the Company, on the one hand, and of the Advisor or Advisor Designee, on the other hand; provided, however, that to the extent permitted by applicable law, the Indemnified Parties shall not be responsible for amounts which in the aggregate are in excess of the amount of all fees actually received by the Advisor and Advisor Designees from the Company with respect to the Services. Relative benefits to the Company, on the one hand, and to the Advisor and Advisor Designees, on the other hand, with respect to the Services shall be deemed to be in the same proportion as (i) the total value received or proposed to be received by the Company in connection with the Services or any transactions to which the Services relates bears to (ii) all fees actually received by the Advisor and Advisor Designees in connection with the Services. Relative fault shall be determined, in the case of Liabilities arising out of or based on any untrue statement or any alleged untrue statement of a material fact or omission or alleged omission to state a material fact, by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company to the Advisor and Advisor Designees and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act of 1933, as amended) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.
     (c) Upon receipt by an Indemnified Party of actual notice of any pending or threatened action, claim, suit, investigation or proceeding (an “Action”) against such Indemnified Party with respect to which indemnity may be sought under this Agreement, such Indemnified Party shall promptly notify the Company in writing; provided that failure to so notify the Company shall not relieve the Company from any liability which the Company may have on account of the indemnity provision under this Agreement or otherwise, except to the extent the Company shall have been materially prejudiced by such failure. The Company shall, if requested by such Indemnified Party, assume the defense of any such Action including the employment of counsel reasonably satisfactory to such Indemnified Party. Any Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party, unless: (i) the Company has failed to assume the defense and employ counsel promptly or (ii) the named parties to any such Action (including any impleaded parties) include such Indemnified Party and the Company, and such Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or in addition to those available to the Company; provided that the Company shall not in such event be responsible hereunder for the fees and expenses of more than one firm of separate counsel in connection with any Action in the same jurisdiction, in addition to any local counsel. The Company will not, without the Advisor’s prior written consent, settle, compromise, or consent to the entry of any judgment in or otherwise seek to terminate any Action in respect of which indemnification may be sought hereunder (whether or not any Indemnified Party is a party therein) unless the Company has given the Advisor reasonable prior written notice thereof and such settlement, compromise, consent or termination includes an unconditional release of each Indemnified Party from any liabilities arising out of such Action. The Company will not permit any such settlement, compromise, consent or termination to include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an Indemnified Party, without such Indemnified Party’s prior written consent. No Indemnified Party seeking indemnification, reimbursement or contribution under this Agreement will, without the Company’s prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any Action referred to herein.
     (d) Prior to entering into any agreement or arrangement with respect to, or effecting, any merger, statutory exchange or other business combination or proposed sale or exchange, dividend or other distribution or liquidation of all or a significant portion of its assets in one or a series of transactions or any significant recapitalization or reclassification of its outstanding securities that does not directly or indirectly provide for the assumption of the obligations of the Company set forth herein, the Company will promptly notify the Advisor in writing thereof and, if requested by the Advisor, shall arrange in connection therewith alternative means of providing for the obligations of the Company set forth herein, including the assumption of such obligations by another party, insurance, surety bonds or the creation of an escrow, in each case in an amount and on terms and conditions satisfactory to the Advisor.
     (e) The Company’s obligations hereunder shall be in addition to any rights that any Indemnified Party may have at common law or otherwise. The Company acknowledges that in connection with the Services the Advisor and Advisor Designees are acting as independent contractors and not in any other capacity with duties owing solely to the Company.
     (f) The provisions of this Section and any modification thereof shall apply to the Services provided to the Company by the Advisor or its Advisor Designees (including related activities prior to the date hereof) and shall remain in full force and effect regardless of the completion or termination of this Agreement. If any term, provision, covenant or restriction herein is held by a court of competent jurisdiction to be invalid, void or unenforceable or against public policy, the remainder of the terms, provisions and restrictions contained herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
     SECTION 5. Accuracy of Information.
     The Company shall furnish or cause to be furnished to the Advisor and its Advisor Designees such information as the Advisor or its Advisor Designees believe reasonably appropriate to their Services hereunder and to comply with Securities and Exchange Commission or other legal requirements relating to the beneficial ownership by the Investors (as defined in the Stockholders Agreement) of equity securities of the Company (all such information so furnished, the “Information”). The Company recognizes and confirms that the Advisor (a) has and will use and rely primarily on the Information and on information available from generally recognized public sources in performing the Services contemplated by this Agreement without having independently verified the same, (b) does not assume responsibility for the accuracy or completeness of the Information and such other information and (c) is entitled to rely upon the Information without independent verification.
     SECTION 6. Term.
     This Agreement shall terminate upon the earlier of (i) the Termination Date (as defined below), and (ii) the date upon which the Lump Sum Payment (as defined in the Transaction and Monitoring Fee Agreement (as defined below)) is made pursuant to the Transaction and Monitoring Fee Agreement; provided, in the case of clause (ii) that, in the event that, within six months after the date upon which the Lump Sum Payment is made, the Company enters into a Future Transaction, the Advisor or its Advisor Designees shall be entitled to receive the Contingent Fee payable in connection with such Future Transaction in accordance with Section 2, such fee to be paid immediately upon the earlier of the execution of any agreement or commitment with respect thereto or the consummation thereof; provided, further, with respect to either of clauses (i) or (ii), that the Company’s obligations pursuant to Sections 2, 3, and 4, and its obligation to pay any unpaid amounts that have otherwise become due and payable hereunder, shall survive any such termination. “Termination Date” means the earliest of (x) April 5, 2016, (y) such time as the Advisor is no longer obligated to be prepared and available to provide Services pursuant to Section 1(a) and (z) such earlier date as the Company and the Majority Sponsor Stockholders (as defined in the Stockholders Agreement) may mutually agree upon with respect to all of the Contingent Fee Agreements. “Transaction and Monitoring Fee Agreement” means the Transaction and Monitoring Fee Agreement, dated as of April 5, 2006, by and between the Company and the Advisor.
     SECTION 7. Permissible Activities.
     Nothing herein will in any way preclude the Advisor or its Advisor Designees (other than the Company or its subsidiaries and their respective employees) or their respective partners (both general and limited), members (both managing and otherwise), officers, directors, employees, affiliates, agents or representatives from engaging in or investing in any business activities or from performing services for its or their own account or for the account of others, including for companies that may be or are in competition with the Company or any of its subsidiaries in any business conducted by the Company or its subsidiaries.
     SECTION 8. Miscellaneous.
     (a) This Agreement may be amended, modified or supplemented without consent or signature of the Advisor, but only in writing by the Company and Sponsor Stockholders (as defined in the Stockholders Agreement) that own not less than 70% of the Sponsor Shares (as defined in the Stockholders Agreement); provided, however, that this Agreement may be amended by the Company and the Majority Sponsor Stockholders (as defined in the Stockholders Agreement) to increase or decrease fees payable by the Company, provided that the fees payable by the Company under all Contingent Fee Agreements in which the advisor thereunder is still obligated to be prepared and available to provide Services as specified in Section 1(a) of each Contingent Fee Agreement are increased or decreased in the same proportion; provided, further, that any amendment, modification or supplement that affects the Advisor adversely and disproportionately relative to the advisors under any other Contingent Fee Agreements shall require the consent of the Advisor. Any party hereto may, on behalf of itself only, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance by any other party with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or future failure. Any amendment, waiver or consent will be effective only in the specific instance and for the specific purpose for which given.
     (b) Any notices, demands, requests, waivers, or other communications required or permitted under this Agreement shall be in writing and shall be addressed as follows:

To the Company:	HealthMarkets, Inc.
9151 Grapevine Highway
North Richland Hills, TX 76180
Facsimile: (817) 255-5334
Attention: Chief Executive Officer
Attention: General Counsel

To the Advisor:	Blackstone Management Partners IV L.L.C.
345 Park Avenue, 31st Floor
New York, NY 10154
Facsimile: (212) 583-5722
Attention: Chinh E. Chu

With a copy to:	Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Facsimile: (212) 403-2000
Attention: Mark Gordon, Esq.
Unless otherwise specified herein, such notices or other communications will be deemed received (i) on the date delivered, if delivered personally, and (ii) one business day after being sent by overnight courier.
     (c) This Agreement sets forth the entire understanding and agreement of the parties hereto with respect to the subject matter hereof, and will supersede all previous oral and written (and all contemporaneous oral) negotiations, commitments, agreements and understandings relating hereto.
     (d) This Agreement will be governed by, and construed in accordance with, the laws of the State of New York.
     (e) The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the federal courts of the Southern District of New York and New York State courts sitting in New York City for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and agree not to commence any action, suit or proceeding relating thereto except in such courts, and further agree that service of any process, summons, notice or document by U.S. registered mail to its address set forth above shall be effective service of process for any action, suit or proceeding brought against such party in any such court). The parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the federal courts of the Southern District of New York and New York State courts sitting in New York City, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
     (f) The provisions of this Agreement are binding upon and inure to the benefit of the parties hereto and their respective successors. Subject to the next sentence, no Person other than the parties hereto and their respective successors is intended to be a beneficiary of this Agreement. The parties acknowledge and agree that the Advisor Designees and the respective partners (both general and limited), members (both managing and otherwise), stockholders, officers, directors, advisory directors, managing directors, employees, agents, representatives and affiliates of the Advisor and its Advisor Designees are third-party beneficiaries under Section 4 of this Agreement. The Advisor shall have the right to assign this Agreement to its affiliate or affiliates.
     (g) This Agreement may be executed by one or more parties to this Agreement on any number of separate counterparts (including by facsimile), and all of said counterparts taken together will be deemed to constitute one and the same instrument.
     (h) Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Future Transaction Fee Agreement on the date first written above.

HEALTHMARKETS, INC.

By:	/s/ William J. Gedwed
Name: William J. Gedwed
Title: President and Chief Executive Officer
[HealthMarkets Signature Page to Future Transaction Fee Agreement]

BLACKSTONE MANAGEMENT PARTNERS IV L.L.C.

By:	/s/ Chinh E. Chu
Name:
Title:
[Blackstone Signature Page to Future Transaction Fee Agreement]